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                                                                    Exhibit 99.2
                                                                    ------------
                        Text of Management's Presentation
                        ---------------------------------
BSB Bancorp, Inc.
1ST Quarter 2002 Conference Call Script
April 24, 2002  11:00 AM  Eastern time

Larry G. Denniston

Thank you.

.. Good morning and welcome to the BSB Bancorp earnings conference call for the first quarter of 2002.

..  I will begin the presentation by briefly reviewing our safe-harbor language.

..  Howard Sharp, BSB President and Chief Executive Officer will provide a
   Strategic Overview of the quarter, and remainder of 2002, and

.. Rex Decker, Senior Vice President and Chief Financial Officer will provide a detailed review of first quarter financial results.

.. The call will be opened up for questions at the conclusion of the prepared remarks.

[Safe harbor language]

This presentation contains forward-looking statements, regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from any forward-looking information discussed in this call since forward-looking information may involve significant risks and uncertainties.

For a discussion of the factors that might cause such differences please refer to today's release or BSB's public filings with the Securities and Exchange Commission which are available online at http://www.sec.gov/.

At this time I'll turn the call over to Howard Sharp.

Howard Sharp

Thanks, Larry.

Good Morning everyone.


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..   Once again, thanks for taking time to participate in our regular quarterly earnings conference call.

..   We're pleased with the growing institutional and brokerage interest in BSB, and we certainly hope that this trend continues.

Our first quarter results were released yesterday afternoon after the close of the market, and:

..   showed another quarter of respectable earnings, which were in line with our expectations and reflected further progress in dealing with the credit issues in our loan portfolios.

I'll take a few minutes to review the highlights of the quarter, from my perspective, and then move on to a broader look at the remainder of 2002 and beyond. Rex will comment in more detail on the financial results.

..    During the quarter, we continued the process of reducing the size, and reallocating the structure of our loan portfolio even as average gross loans were further reduced.

..    The effect on earning assets was far less pronounced as we increased average gross investment securities.

..    Despite this net reduction in average earning assets from the first quarter of 2001 to the first quarter of 2002, net interest income remained essentially flat and reflected improvement in net interest margin between these two periods.

..    This is largely a result of our strategy to significantly reduce the use of costly wholesale deposits that were used to fund prior growth in commercial and industrial lending.

..    As we expected, asset quality improved in the first quarter of 2002 with non-performing loans declining by nearly 6 percent and loans 30-89 days past due declining by nearly 21 percent.

Non-interest income in the quarter reflected a one-time gain on the sale of our credit card portfolio to American Express. This transaction was announced during the fourth quarter and is indicative of our commitment to focus on those business lines that best meet our goals for competitiveness and profitability.

..    Also, as expected, operating expense increased related to planned staffing increases in our lending area.

..    Despite these increases and a reduction to our asset base,

..    our efficiency ratio remains very strong in comparison to community banks of similar size.

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..    Overall, we're pleased with first quarter 2002 results, and we believe that we remain on track and solidly positioned to build on the progress made over the last five quarters.

Turning to some other recent accomplishments:

..    We formed a small business lending unit in the fourth quarter of 2001 that is designed to be more attuned to the needs of this business segment.

..    This unit began full operations in the first quarter.

We have previously noted our transfer of the sales and management functions of our brokerage and insurance product sales to our retail division.

This change occurred at the beginning of the first quarter and we are pleased with the results so far. Fee income from these products improved substantially over the prior year quarter and exceeded our goals for profitability.

Now, looking forward to the remainder of 2002:

..    We will continue to make progress in shifting to a stronger asset and liability portfolio mix.

..    Our objectives for repositioning asset mix include:

..    a reduction of C&I lending, moving toward a target  of between 20 and 25 percent of total assets;

..    to have 35 percent of assets in real estate loans - 60 percent of these residential - the remainder commercial;

..    to maintain consumer lending at the current level of about 13 percent of assets; and

..    to divide the remaining portion of the portfolio between security investments and mortgage backed securities.

..    Clearly, it will take some time to accomplish these changes, but currently we believe this can be accomplished by the end of 2004.

..    We expect modest growth in earning assets in 2002, even with a further reduction in the commercial and industrial loan portfolio.

..    This will be accomplished mainly through expansion of our residential and commercial real estate portfolios.

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..    On the liability side, we made significant progress, during 2001 on reducing our dependence on costly wholesale deposits.

..    Wholesale CD's were just over 10 percent of deposits at year-end compared to nearly 26 percent at the end of 2000.

.. This clearly had a positive impact on our margin performance during the year.

..    Looking to the bottom line, we are also targeting an increase in earnings per share for 2002 of approximately 10 percent compared with 2001.

..    As you might have noticed, we are taking a more active role in communicating with investors.

..    We believe that it's important that we continue to explain our strategy to potential investors, and to keep the market aware of the progress we are making in positioning BSB for future growth and profitability.

      - As part of this elevated investor profile, we are scheduling opportunities, whenever possible, to get in front of potential investors.

      -       We would welcome the opportunity to meet with any of you.

As we previously announced, in January we notified PricewaterhouseCoopers that upon the completion of the 2001 audit, BSB would engage KPMG as its new independent accountants for the 2002 fiscal year.

..    The decision was recommended and approved by the Audit Committee of the
     Board of Directors, as well as the full Board of Directors.

..    PricewaterhouseCoopers LLP's reports on the Company's financial statements for 2000 and 2001 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

BSB's active stock repurchase program remains in effect with approximately 119,500 shares remaining to be purchased at March 31, under the most recent authorization.

Now, Rex Decker, our CFO, will provide a detailed financial review and analysis.

Rex.


Rexford C. Decker

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Thank you Howard and good morning to everyone joining us today.

[Financial Review]

Today's discussion will focus on the results of the first quarter of 2002 and I'll compare those results with the fourth quarter of 2001 and the first quarter of 2001.

For the first quarter of 2002, net income rose approximately $180,000 compared to the fourth quarter of 2001 and rose $41,000 from the first quarter of 2001. The maintenance of net income levels was significant as it seems to validate our strategy to reduce levels of commercial and industrial loans while lowering our cost of funds to help offset the decline in interest income levels.

    . Our core earnings continued to be strong into the first quarter of 2002. Net interest income was $20.6 million for the quarter, up from the $20.2 million achieved in the fourth quarter and the same as the first quarter of 2001.

    . Average earning assets declined $600,000 from the fourth quarter of 2001 to the first quarter of 2002.

    . Contributing to the rise in net interest income was an increase of 6 basis points in interest rate margin from the fourth quarter of 2 2001.
    . The cost of funds for the quarter continued to drop faster than earning asset yields.

    . The maintenance of a stable level of net interest income from the first quarter of 2001 to the same period of 2002 was achieved by two contrasting trends. First, average earning assets declined almost $243 million from the first quarter of 2001 to the same period in 2002 as we continued to lower our levels of commercial and industrial loans. Second, at this same time, we have reduced a large portion of the higher cost non-core deposits on our balance sheet and lowered the cost of our remaining deposits. This resulted in an improvement in our margin to 4.28% for the first quarter of 2002 compared to 3.81% for the same period of 2001. The margin increase for these periods results from a 202 basis point decline in our cost of funds versus a 139 basis point decline in our earning asset yield.

Going forward, the margin could experience some modest contraction under certain scenarios, including:

    . if we are unable to meet our expectations for growth in residential and commercial real estate lending, and
    .    a longer-than-expected continuation of the current yield curve

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We have benefited from reductions in deposit rates over the past few months and this benefit will begin to dissipate. An increase in rates would benefit margin.

The provision for loan losses increased to $5.2 million for the first quarter of 2002 compared to $4.5 million in the fourth quarter of 2001 and $4.7 million for the first quarter of 2001.

    .    Non-interest income for the first quarter of 2002 increased by approximately $1.5 million over the fourth quarter of 2001.

    . During the first quarter, the bank sold its credit card portfolio of approximately $10.7 million for a net gain of approximately $1.8 million.
    . Also, during the first quarter, the bank initiated sales of fixed annuity insurance products in the branch system. This program helped raise total brokerage fees by about $74,000.
    .    Trust fees also rose by about $50,000 during the quarter.
    . Offsetting these increases, profits on securities sales were down approximately $150,000 and deposit fees were down about $80,000.
    . Comparing the recurring items of the first quarter of 2002 with the first quarter of 2001, minimal changes are noted.
    . Deposit fees are down about $44,000 due mainly to a lower incidence of non-sufficient funds fees.
    . Mortgage servicing fees were down about $80,000 from lower balances serviced and higher interest paid out on curtailments.
    . Operating expenses rose almost $800,000 from the fourth quarter of 2001. This was almost entirely in salary costs and the benefit costs associated with them.
    . Normal merit increases and promotions took effect at the beginning of the year. This accounted for approximately a $200,000 increase over the fourth quarter.
    . During the fourth quarter of 2001, no accrual was made for incentive compensation as it was evident that certain performance levels and credit quality levels would not meet our established goals. In the first quarter of 2002, the company accrued approximately $300,000 for incentive compensation. As the year progresses, the accrual will be adjusted based on the bank's progress in meeting the incentive goals.
    . In addition, benefit costs also are rising dramatically and were about $300,000 higher than fourth quarter of 2001 levels. As an example, unemployment costs were about $95,000 higher in the first quarter than the fourth quarter of 2001. Increases were noted in both pension expense and health insurance expense as was expected. The salary

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         and benefit costs recognized in the first quarter of 2002 are indicative of what we expect for the rest of the year.

    . Conversely, the total of all other operating expenses were down slightly from the fourth quarter of 2001 as the bank worked to mitigate the pressure from rising costs from such items as insurance and service contracts.
    . Increases in operating expense from the first quarter of 2002 compared to the first quarter of 2001 are for the same reasons mentioned above.

Looking at other performance ratios for the first quarter of 2002 compared to the fourth quarter of 2001 and the first quarter of 2001,

    . return on average equity, return on average assets and interest rate margin were all higher than the fourth and first quarters in 2001.
    . Operating expenses to average assets, as expected, rose to 2.34% for the first quarter of 2002 from 2.18% in the fourth quarter of 2001 and 1.88% in the first quarter of 2001. This is a combination of the factors mentioned previously in the operating expense discussion.

    . Capital ratios all remained strong even with the repurchase of shares during the quarter.

Non-performing loans at March 31, 2002 were $57.1 million, or 4.15 percent of total gross loans outstanding, compared to $60.7 million, or 4.09 percent of total gross loans outstanding on December 31, 2001 and $57.8 million, or 3.22 percent of total gross loans outstanding at March 31, 2001.

    . Non-performing loans decreased $3.5 million, or 5.8 percent, at March 31, 2002, as compared to December 31, 2001, primarily as a result of two commercial loan relationships totaling $10.7 million that had been placed in non-accrual status in the fourth quarter of 2001. Of that $10.7 million, $4.4 million was placed in non-accrual status due to its delinquency status in excess of 90 days. This $4.4 million was brought current as to principal and interest in the first quarter of 2002. In addition, $6.3 million of the $10.7 million, which was a restructured non-accruing loan at December 31, 2001, is now fully performing in accordance with its restructured terms. At March 31, 2002, these outstanding loan balances are considered fully collectible as to principal and interest.

    . Loan charge-offs discussed below also reduced non-performing loans at March 31, 2002.

    . Offsetting these reductions in non-performing loans in the first quarter of 2002 was one commercial loan relationship that the bank considered a potential problem which had deteriorated. Though the

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          loan was current at March 31, 2002, it was restructured in a troubled debt restructuring that included a charge-off of $4.6 million and the remaining outstanding balance of $13.4 million was placed in non-accrual status. The relationship is included in non-performing loans as a troubled debt restructured loan in non-accrual status.

We are pleased that loans 30 to 89 days past due declined to $14.4 million at March 31, 2002 from $18.1 million at December 31, 2001 and from $35.6 million at March 31, 2001.

During the quarter, net charge offs were $11.2 million. The largest of these was the commercial and industrial loan previously mentioned which was written down by approximately $4.6 million. An additional 36 commercial loans were written off with an average balance of under $160,000 per loan. The substantial provisions last year were, in part, in anticipation of these specific write-offs and they were notunexpected. Though collection efforts continue on these loans, the facts of the individual loans warranted charge off at this time. Recoveries were $761,000 for the quarter against gross charge offs of $12 million.

On the liability side of the balance sheet, a decline of about $21 million in commercial checking accounts from December 31, 2001 to March was offset by an increase of $58 million in municipal money market accounts. During this same period, savings accounts balances grew almost $10 million and retail CD's grew almost $15 million. This allowed us to reduce brokered CD's by another $12 million and borrowed funds by $32 million during this same time frame.

Residential mortgages grew $13.8 million or 6.2% during the first quarter of 2002. This was accomplished with originations of $47.2 million and sales of $26.7 million for the quarter. Mortgages were sold when rates were at their lowest point in the rate cycle. As rates have risen, more mortgages have been and will continue to be added to the portfolio. Also, a much larger percentage of mortgages are now originated through our retail banking system in our Central New York market.

The bank moved the brokerage services function to the retail banking division. Better use of the branch facilities and customer contact is being made with fixed annuity sales. Having incentive compensation tied to sales and productivity has produced some of the desired results and achieved some of the goals we established. Though the fixed annuity sales in the branches has only been under way for slightly more than a month, we did note an increase of about $74,000 in brokerage and annuity fees in the first quarter of 2002 over the fourth quarter of 2001.

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That concludes my remarks.